            Exhibit 11(a) - Computation of Primary Earnings Per Share
                                           Third Quarter Ended          Nine Months Ended
                                                 July  31,                   July 31,
                                           -------------------          -----------------
                                            1994         1993           1994           1993
                                            ----         ----           ----           ----

Net earnings                            $ 6,635,000  $ 7,492,000     $18,883,000    $24,916,000

Adjustment (1)
                                         ----------    ----------     ----------     ----------
Adjusted net earnings                   $ 6,635,000   $ 7,492,000    $18,883,000    $24,916,000
                                         ==========    ==========     ==========     ==========

Average common shares
   outstanding                           27,225,000    24,632,000     25,461,000     25,862,000


Assumed equivalent shares
 from stock options converted
 to common shares (1)                     1,543,000     3,182,000      2,845,000     3,048,000
                                          ---------     ---------      ---------     ---------

Total weighted average number
 of common and common
 equivalent shares                       28,768,000    27,814,000     28,306,000    28,910,000
                                         ==========    ==========     ==========    ==========
Earnings per share
 Earnings before cumulative effect
  of accounting change                         $.23          $.27           $.60          $.86
 Cumulative effect of accounting change                                      .07
                                                ---           ---            ---           ---
 Net Earnings                                  $.23          $.27           $.67          $.86
                                                ===           ===            ===           ===


(1) Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents
(common stock issuable upon exercise of stock options) outstanding.  In computing earnings per share, the Company utilizes the treasury stock method.  In computing primary earnings per share, this method assumes that stock options, under certain conditions, are exercised and treasury shares are assumed to be purchased (not to exceed 20% of the common stock outstanding) from the proceeds using the average market price of the Company's common stock for the period.  Any excess proceeds not utilized for the purchase of treasury shares are assumed first to reduce any outstanding capitalized lease obligation and any remainder invested in interest-bearing securities with net earnings increased for the hypothetical interest savings or interest income, net of income taxes.  Because of the hypothetical interest savings or interest income, net earnings divided by the weighted average number of common and common equivalent shares will not always equal earnings per share.



       Exhibit 11(b) - Computation of Fully Diluted Earnings Per Share

                                                Third Quarter Ended                      Nine Months Ended
                                                     July  31,                               July  31,
                                                -------------------                      -----------------
                                              1994            1993                      1994             1993
                                              ----            ----                      ----             ----

Net earnings                               $ 6,635,000      $ 7,492,000              $18,883,000      $24,916,000

Adjustment (1)
                                            ----------       ----------               ----------       ----------
Adjusted net earnings                      $ 6,635,000      $ 7,492,000              $18,883,000      $24,916,000
                                            ==========       ==========               ==========       ==========

Average common shares
   outstanding                              27,225,000       24,632,000               25,461,000       25,862,000

Assumed equivalent shares
   from stock options converted
   to common shares (1)                      1,406,000        3,290,000                2,636,000        3,573,000
                                             ---------        ---------                ---------        ---------

Total weighted average number
   of common and common
   equivalent shares                        28,631,000       27,922,000               28,097,000       29,435,000
                                            ==========       ==========               ==========       ==========


Earnings per share                                $.23           $.27(2)                    $.67             $.85(2)
                                                   ===            ===                        ===              ===

(1) Earnings per share are computed consistent with (1) on Exhibit 11(a) - Computation of Primary Earnings Per Share except in computing fully diluted earnings per share, the treasury stock method uses the market price of the Company's common stock at the close of the period rather than the average market price during the period.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
